Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Imad K. Anbouba and Ian T. Bothwell, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Annual Report on Form 10-K, and to file the same, with all, exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each, and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

/s/ William M. Comegys, III
William M. Comegys, III	Director	March 22, 2012

/s/ David M. Laney
David M. Laney	Director	March 22, 2012

/s/ Daniel L. Spears
Daniel L. Spears	Director	March 22, 2012

/s/ Jerry V. Swank
Jerry V. Swank	Director	March 22, 2012

/s/ Michael T. Wilhite, Jr.
Michael T. Wilhite, Jr.	Director	March 22, 2012